As filed with the Securities and Exchange Commission on August 3, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL-MOGUL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	20-8350090
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of Principal Executive Offices)	(Zip Code)

Federal-Mogul Corporation 2010 Stock Incentive Plan

Restated Stock Option Agreement

Second Amended and Restated Deferred Compensation Agreement

(Full Title of the Plan)

Robert L. Katz

Senior Vice President and General Counsel

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

(Name, Address and of Agent for Service)

(248) 354-7700

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,500,000 shares(2)	$16.36(5)	$89,980,000(5)	$6,415.57
Common Stock, par value $0.01 per share	4,000,000 shares(3)	$19.50(6)	$78,000,000(6)	$5,561.40
Common Stock, par value $0.01 per share	500,000 shares(4)	$19.46(7)	$9,730,000(7)	$693.75
Total:	10,000,000		$177,710,000	$12,670.72

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Federal-Mogul Corporation 2010 Stock Incentive Plan, relating to adjustments for changes resulting from a stock dividend, stock split or other similar transactions as provided in the above-referenced plan and agreements.

(2)	Represents fifty five (55%) percent of the amount of shares authorized to be issued under the Registrant’s 2010 Stock Incentive Plan.

(3)	Represents the amount of shares authorized to be issued under the Restated Stock Option Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010.

(4)	Represents the amount of shares issued under the Second Amended and Restated Deferred Compensation Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010.

(5)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price of $16.36 per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on July 28, 2010 (a date that is within five business days of the filing of this Registration Statement).

(6)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $19.50 per share represents the exercise price per share and the aggregate exercise price of the 4,000,000 shares of the Registrant’s Common Stock subject to the Restated Stock Option Agreement.

(7)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $19.46 per share represents the fair market value of the Registrant’s Common Stock as of March 23, 2010, the effective date of the award as determined pursuant to the Second Amended and Restated Deferred Compensation Agreement and the aggregate fair market value of the 500,000 shares of the Registrant’s Common Stock subject to the Second Amended and Restated Deferred Compensation Agreement.

PART I

INFORMATION REQUIRED IN A SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*         The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. Federal-Mogul Corporation (the “Registrant”) will send or give to each participant in the Federal-Mogul Corporation 2010 Stock Incentive Plan (the “Plan”), and Mr. José Maria Alapont as a party to (a) that certain Restated Stock Option Agreement with the Registrant dated March 23, 2010 (the “Restated Option Agreement”) and (b) that certain Second Amended and Restated Deferred Compensation Plan with the Registrant dated March 23, 2010 (the “Deferred Compensation Agreement”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), a copy of the applicable prospectus or documents containing information specified in Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the applicable prospectus for each of the Plan, the Restated Option Agreement and the Deferred Compensation Agreement are not being filed with or included in this Registration Statement. The prospectus for each of the Plan, the Restated Option Agreement and the Deferred Compensation Agreement and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 23, 2010, which includes audited financial statements for the Registrant’s latest fiscal year;

(2) The Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on July 29, 2010;

(3) The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on April 28, 2010;

(4) The Registrant’s two current reports on Form 8-K, filed with the Commission on March 24, 2010;

(5) The Registrant’s current report on Form 8-K, filed with the Commission on May 14, 2010;

(6) The Registrant’s current report on Form 8-K, filed with the Commission on June 2, 2010;

(7) The Registrant’s current report on Form 8-K, filed with the Commission on June 15, 2010; and

(8) The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on July 28, 2008, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual, quarterly or current report to stockholders or document that is not deemed filed under such applicable Commission provisions and rules shall not be deemed to be incorporated by reference into this Registration Statement (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the securities being registered hereby has been passed on by Robert L. Katz, Esq., an employee of the Registrant and its Senior Vice President and General Counsel. Mr. Katz will be eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers

Our Second Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our Second Amended and Restated By-laws (“By-laws”) provide that each person who was or is a director or officer and each person who is, or was, serving at our request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, will be indemnified by us, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our By-laws provide that this right to indemnification will not be exclusive of any other right which any person may otherwise have or acquire. Our By-laws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. Our By-laws also permit us to enter into indemnification agreements with any of our directors or officers or any one who, at our request or at the request of one of our subsidiaries, serves as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, in the County of Oakland, State of Michigan, on the 3rd day of August, 2010.

FEDERAL-MOGUL CORPORATION

By:	/s/ José Maria Alapont
José Maria Alapont
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ José Maria Alapont José Maria Alapont	Director, President and Chief Executive Officer (Principal Executive Officer)	August 3, 2010

/s/ Alan Haughie Alan Haughie	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2010

/s/ George Feldenkreis George Feldenkreis	Director	August 3, 2010

/s/ Vincent J. Intrieri Vincent J. Intrieri	Director	August 3, 2010

/s/ Daniel A. Ninivaggi Daniel A. Ninivaggi	Director	August 3, 2010

/s/ David S. Schechter David S. Schechter	Director	August 3, 2010

/s/ Neil S. Subin Neil S. Subin	Director	August 3, 2010

/s/ James H. Vandenberghe James H. Vandenberghe	Director	August 3, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Federal-Mogul Corporation 2010 Stock Incentive Plan, together with the forms of agreement thereunder (Incorporated by reference to Exhibits 10.1 and 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.)

4.2	Restated Stock Option Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2010.)

4.3	Second Amended and Restated Deferred Compensation Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2010.)

5.1*	Opinion of Robert L. Katz, Senior Vice President and General Counsel of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Robert L. Katz, Senior Vice President and General Counsel of the Registrant (included in Exhibit 5.1)

*	Filed herewith